                                                                   EXHIBIT 10.26

September 2, 2005

Jason Rees
8702 187th Place SW
Edmonds, WA 98026

Dear Jason:

This letter confirms the basic terms and conditions of our offer of promotion to you. Please review it carefully and call me if you have any questions or comments. Once you have reviewed it and had your questions and concerns, if any, addressed to your satisfaction, please sign it and retain a copy for your self and return the original to me. If you accept the offer, this letter will be maintained in your personnel file.

The title of your position is Vice President of Finance and Chief Accounting Officer. In this position you will report directly to me. Stated broadly, you will be responsible for all finance and administration matters of the company. Areas include, but are not limited to Finance, Risk Management, Accounting, Reporting of Financial Results, Information Systems, Investor Relations, Legal, and Legislative & Regulatory Affairs. We will provide you a more detailed job description in the near future. However, you should bear in mind that because we staff ourselves leanly, we will require you to perform a broad range of tasks. Further, your tasks may evolve over time as the organization itself grows and matures. You will be expected to perform all tasks reasonably assigned to you, regardless of whether they fall within the scope of your job description.

Your compensation package for this promotion will include the following:

   1. Your base salary will be $4,615.39 per pay period ($120,000 per annum), payable bi-weekly in arrears, by direct bank transfer.

   2. Your next annual  performance  review is  scheduled  for March,
      2006.  Interim   performance  reviews  are  scheduled  at  your
      supervisor's discretion.

   3. Beginning September 1, 2005, bonus compensation may be earned under the Officer Incentive Compensation Plan (OICP) at the 15% Vice President allocation of the bonus pool. You will be given the details of this compensation in the near future. You will still earn any quarterly incentive compensation under the 2005 Management Incentive Compensation Plan (MICP) for Q3 if you achieve the listed objectives.

   4. You will be eligible to earn bonus compensation under the 2005 Alternate Incentive Compensation Plan (AICP) at the 15% Vice President allocation of the bonus pool. This will be a full allocation due to your involvement in the specific activities related to the plan.

   5. If your employment with Pyramid Breweries is terminated without cause, you will receive a severance package equal to three (3) months salary, minus the normal deductions for taxation. For the same three-month period, the company shall continue to provide at the company's cost, the company's medical benefits to you and your qualifying family members, minus the designated employee contribution.

   6. Your will receive a monthly car allowance in the amount of $475.00, in addition to reimbursement for gas purchased by you for use, while on company business.

   7. Subject to approval by the Compensation Committee of the Company's Board of Directors, you are hereby offered an option under the Company's 2004 Equity Incentive Plan to purchase 60,000 shares of the company's common stock at a strike price per share equal to the closing price of the Company's common stock as of the date of approval. The Option will vest in increments of 1/36th of the total number of shares, rounded to the nearest 100 shares, covered by the option on each monthly anniversary of the date of grant until the option is fully exercisable.

Please refer to your supervisor for the details of the plan. This promotion and the terms stated in this letter will be effective September 17, 2005.

If you have any questions about any aspect of this letter, please let me know. If you understand the letter and agree to its contents, please sign below, return the original to me and retain a copy for your records.

I am excited about our future together as part of the team here at Pyramid Breweries and am looking forward to working with you in your new position.

Sincerely,


/s/ John Lennon
---------------
John Lennon
Chief Executive Officer
Pyramid Breweries

cc:  Human Resources

/s/ Jason Rees                                 September 2, 2005
---------------                                -----------------
Jason Rees                                      Date